Exhibit 99.1

iSun, Inc. Announces Postponement and Rescheduling of 2020 and 2021 Annual Meetings of Stockholders

Williston, VT, May 10, 2021 – iSun, Inc. (NASDAQ: ISUN) (“iSun” or the “Company”), a leading solar energy and clean mobility infrastructure company with 50 years of construction experience in solar, electrical and data services, today announced that its Board of Directors has determined to postpone and reschedule  the 2020 and 2021 Annual Meetings of Stockholders (“the Meetings”) which were scheduled to be held on May 11,2021, due to delays in the process of  printing and mailing the proxy materials  to the Stockholders on a timely basis. The 2020 and 2021 Annual Meetings of Stockholders will now be held on Tuesday, May 25, 2021 beginning at 1:00 p.m (Eastern Time).  In addition, the Company has received an extension from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) with respect to the holding of the Company’s 2020 Annual Meeting until May 25, 2021, and at this time remains in compliance with Nasdaq listing standards.

ABOUT iSUN
Headquartered in Williston, VT, iSun, Inc. (NASDAQ: ISUN) is a business rooted in values that align people, purpose, innovation, and sustainability. Ranked by Solar Power World as one of the leading commercial solar contractors in the United States, iSun provides solar energy and clean mobility infrastructure to customers for projects from smart solar mobile phone and electric vehicle charging, up to multi-megawatt renewable energy solutions. iSun’s innovations were recognized this year by the Solar Impulse Foundation of Bertrand Piccard as one the globe’s Top 1000 Sustainability Solutions. As a winner, this award will result in the iSun solution being presented to hundreds of government entities around the world, including various municipal, state and federal agencies in the United States. Since entering the renewable energy market in 2012, iSun has installed over 650 megawatts of rooftop, ground mount and EV carport solar systems (equal to power required for 123,500 homes). We continue to focus on profitable growth opportunities. For more information, visit www.isunenergy.com

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) iSun’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of iSun and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of iSun. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

INVESTOR CONTACT
Chase Jacobson
IR@isunenergy.com
802-264-2040